Exhibit 99.1

Church & Dwight Co., Inc.

        Announces Update Amid COVID-19 Outbreak

EWING, N.J.--(BUSINESS WIRE)-March 24, 2020- Church & Dwight Co., Inc. (NYSE:CHD) today announced measures it has taken to promote the safety of its employees, maintain its product supply to consumers and ensure the continuity of the business in response to the COVID-19 pandemic.

The Company has taken actions to promote the safety of employees by enhancing operating protocols at all its global locations in compliance with public health requirements, recommendations and guidelines. These precautions include working from home where practical, temperature checking employees upon arriving at work locations, social distancing, restricting access to sites, flexible sick pay practices, frequent sanitization of work areas, and restrictions on business travel. A global response team, including members of senior management, was established and is in constant contact with local site leaders, so the Company can react quickly and appropriately.

All the Company’s manufacturing facilities and distribution centers currently remain open and continue to operate. Various state and local governments in the U.S. and other jurisdictions have required cessation of non-essential activities.  Substantially all of the Company’s products are considered essential under applicable governmental requirements and guidance, including the Department of Homeland Security’s March 19, 2020 Guidance on the Essential Critical Infrastructure Workforce.

Church & Dwight understands the need for its products now more than ever.  In March, the Company is experiencing a significant increase in consumer demand for many of its products, including Vitafusion gummy vitamins, Simply Saline and Sterimar nasal hygiene products, A&H baking soda, A&H and XTRA laundry detergent, A&H cat litter and Kaboom bathroom cleaners. The Company expects the surge in consumer demand to continue in the second quarter.

The Company has taken steps to increase short term manufacturing capacity for its cleaning products (including laundry detergent, baking soda, and cleaners) and health care products (including vitamins and nasal hygiene) and is working closely with its suppliers and retail partners to ensure sustained supply to keep pace with increased demand.

Future restrictions on business operations or other developments related to the COVID-19 pandemic could potentially result in significant disruption to our business. As a result, out of an abundance of caution, the Company has drawn $825mm of its $1B revolving credit facility and will hold the cash on its balance sheet for the foreseeable future. Cash on hand at March 31, 2020 is expected to be approximately $1 billion. The Company has a strong balance sheet as it enters this unprecedented economic environment.

Church & Dwight Co., Inc. (NYSE:CHD) will host a conference call to discuss First Quarter 2020 earnings results on April 30, 2020 at 10:00 a.m. Eastern time.

To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 2370535.  A replay will be available at 855-859-2056 using the same access code.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This press release contains forward-looking statements, including, among others, statements relating to the impact of the COVID-19 outbreak and the Company’s anticipated response. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include, without limitation, the impact of the COVID-19 outbreak and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy, regulatory changes or policies, and the risk that the Company will not be able to successfully execute its response plans with respect to the outbreak.

For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the

U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC.

Source: Church & Dwight Co., Inc.

Church & Dwight Co., Inc.

Rick Dierker, 609-806-1200